Exhibit 3.6

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COOPER-STANDARD AUTOMOTIVE FHS INC.

Cooper-Standard Automotive FHS Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is “Cooper-Standard Automotive FHS Inc.” The Corporation was originally incorporated under the name “ITT Automotive, Inc.,” and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 19, 1986.

2. The Corporation filed an amended plan of reorganization under chapter 11 of title 11 of the United States Code on March 26, 2010 (the “Plan”), as confirmed on May 12, 2010 by the United States Bankruptcy Court for the District of Delaware.

3. Pursuant to the provisions of Sections 242 and 245 of the DGCL, the undersigned Corporation does hereby certify that the text of the Certificate is hereby amended and restated to read as follows:

ARTICLE 1

The name of the Corporation is Cooper-Standard Automotive FHS Inc.

ARTICLE 2

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activities for which corporations may be organized under the DGCL.

ARTICLE 4

The Corporation shall have authority to issue one hundred (100) shares of capital stock of the par value of ten dollars ($10) per share. Notwithstanding any other provisions contained herein to the contrary, the Corporation shall not issue nonvoting equity securities. The prohibition on issuance of nonvoting equity securities is included in this Certificate in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. §1123(a)(6)).

ARTICLE 5

The Board shall have the power to make, alter or repeal the By-Laws of the Corporation.

ARTICLE 6

The election of directors of the Corporation need not be by written ballot.

ARTICLE 7

Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the DGCL, the meeting and vote of stockholders may be dispensed with if the holders of stock having not less than the minimum percentage of the vote required by statute for the proposed corporate action shall consent in writing to such corporate action being taken, provided that prompt notice must be given to all stockholders of the taking of such corporate action without a meeting and by less than unanimous written consent.

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IN WITNESS WHEREOF, Cooper-Standard Automotive FHS Inc. has caused this Certificate to be duly executed in its name and on its behalf by its duly authorized officer this 13th day of July, 2010.

Cooper-Standard Automotive FHS Inc.

By:	/s/ Timothy W. Hefferon
Name:	Timothy W. Hefferon
Title:	Vice President and Secretary